PIMCO VARIABLE INSURANCE TRUST
ADMINISTRATIVE SERVICES AGREEMENT
FOR ADMINISTRATIVE CLASS SHARES

This Agreement is made as of March 9, 2009 between PIMCO Variable Insurance Trust (the "Trust") and Principal Life Insurance Company("Authorized Finn"), an Iowa life insurance company.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust issues shares of beneficial interest ("shares") in separate series ("Portfolios"), with each Portfolio representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust issues shares of the Portfolios in separate classes of shares, one of which is designated the Administrative Class shares;

WHEREAS, the Authorized Firm, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases Administrative Class shares of certain Portfolios of the Trust to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Authorized Finn to its customers ("customers"). Customers may require administrative, recordkeeping, and other services, and the provision of such services to customers requiring these services may benefit such customers and facilitate their ability to acquire an interest in the Portfolios;

WHEREAS, the Trust has adopted a Services Plan pursuant to which the Trust, on behalf of each Portfolio, may enter into agreements with registered investment advisers, registered broker-dealers, banks, trust companies, insurance companies and other persons or that agree to provide administrative, recordkeeping, and other services to their customers who purchase an interest in shares of a Portfolio, directly or indirectly; and

WHEREAS, the Trust desires that Authorized Firm provide, or arrange for the provision of, certain administrative, recordkeeping, and/or other customer services with respect to Administrative Class shares of the Portfolios in accordance with the terms and conditions of this Agreement set forth below.

WI T N E S S E T H:

The Trust and Authorized Firm agree as follows:

1.     Appointment. The Trust hereby authorizes Authorized Firm to provide certain administrative, recordkeeping and other services to customers who acquire an interest in the Portfolios. 'The appointment of Authorized Firm hereunder is non-exclusive, and Authorized Firm recognizes and agrees that, from time to time, the Trust (or its agent) may enter into other agreements with financial intermediaries with respect to the provision of administrative, recordkeeping and/or other services.

2.     Services to be Performed. For the duration of this Agreement, Authorized Firm agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios as from time to time in effect (collectively, the "Prospectus"), to provide in respect of customers investing in an interest in shares of the Portfolios: teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors' votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of customers; maintenance of customer records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or Pacific Investment Management Company LLC (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting customers' interests in one or more Portfolios; provision and administration of insurance features for the benefit of customers in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for customers; maintaining account records and providing customers with account statements; processing dividend payments; issuing customer reports and transaction confirmations; providing subaccounting services; general account administration activities; and providing such similar services as the Trust may reasonably request to the extent the Authorized Firm is permitted to do so under applicable statutes, rules or regulation.

3.     Orders and Settlement. Trade orders submitted by Authorized Finn shall be accepted or rejected by the Trust (or its agent) in the manner disclosed in the Prospectus, or as otherwise agreed to by the parties. Without limitation of the foregoing, the parties agree that Authorized Firm's handling of orders and the settlement of the same are subject to the terms and conditions of the Participation Agreement dated March 9, 2009 by and among the Trust, Authorized Firm and others.

4.     Compliance with Laws. Authorized Firm agrees that:

(a)     in performing its duties under this Agreement, Authorized Firm will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974; and

(b)     the arrangements provided for in this Agreement, including, the compensation arrangements provided for in this Agreement, may be disclosed by Authorized Firm to customers to the extent that Authorized Firm deems necessary or appropriate.

5.     Sales Materials. No person is authorized to make any representations concerning shares of the Portfolios except those contained in the then current Prospectus and printed information issued by the Trust as explanatory materials and/or information supplemental to each Prospectus. The Trust shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued. Authorized Finn agrees not to use other advertising or sales material relating to the Portfolios unless approved in writing by the Trust in advance of such use. Authorized Finn agrees to indemnify the Portfolios and the Trust for any loss, injury, damage, expense or liability arising from or based upon any alleged or untrue statement or representations made by Authorized Firm other than statements contained in the Prospectus or sales literature authorized by the Trust.

6.     Compensation. In consideration of Authorized Firm's provision of the services as described in this Agreement, the Trust agrees, subject to the limitations of applicable law and regulations, to pay Authorized Firm fees ("Service Fees") at an annual rate of up to 0.15% of the average of the aggregate net asset value of outstanding shares serviced by Authorized Finn, measured on each business day during each month. Authorized Firm may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of the Trust or any Portfolio. The applicable portion of the Service Fees will be paid by the Trust within 20 days following the end of each calendar month. The parties acknowledge and agree that the Service Fees will be paid by the Trust on behalf of each Portfolio and shall be paid for each Portfolio only so long as this Agreement is in effect.

The fee rate with respect to any Portfolio may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to Authorized Finn.

In addition, Authorized Finn will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the
Trust pursuant hereto, as well as any other reports or filings that may be required by law.

7.     Representations. Authorized Firm represents and warrants that:

(a)     it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b)     the performance of the duties and obligations and provision of services by Authorized Finn as described in this Agreement and the receipt of Service Fees as provided in this Agreement will not violate the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, or federal or state securities laws; and

(c)     entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding it has with any other person, corporation, or other entity.

8.     Term and Termination.

This Agreement is entered into by the Trust in accordance with the terms of the Services Plan. Accordingly, unless sooner terminated, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of the Distribution Plan or any agreements related to it ("Plan Trustees"), cast in person at a meeting called for the purpose of voting on the Services Plan and such related agreements.

This Agreement may be terminated, with respect to a Portfolio, at any time without the payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of a Portfolio's shares, on 30 days' written notice. Notice of termination (or non-renewal) of the Services Plan by the Trustees shall constitute a notice of termination of this Agreement.

This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act.

9.     Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

10.     Limitation on Liability. The obligations of the Trust under this Agreement shall only be binding upon the assets and property of the Trust, and shall not be binding upon any Trustee, officer or shareholder of the Trust individually.

11.     Exculpation: Indemnification

(a)     The Trust shall not be liable to Authorized Firm and Authorized Firm shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by Authorized Firm of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

(b) Authorized Firm will indemnify the Trust and hold it harmless from any claims or assertions relating to the lawfulness of Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of Authorized Firm and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by Authorized Firm.

12.     Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party's address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

13.     Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

14.     Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only in writing with the consent of both parties. In this regard, this Agreement may be amended by the Trust (but not by Authorized Firm) at any time by mailing a copy of a written amendment to Authorized Firm at the addresses shown below. In the absence of written objection to such amendment, continued performance by Authorized Firm under this Agreement shall constitute Authorized Firm's consent to such written amendment.

15.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Variable Insurance Trust

By: /s/Peter Strelow
Name: Peter Strelow
Title: Vice President

Principal Life Insurance Company

By: /s/Melissa Crew
Name: Melissa Crew
Title: Asst Vice President, Product Line Mgmt